As filed with the Securities and Exchange Commission on December 16, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY RESIDENTIAL

(Exact name of registrant as specified in its charter)

Maryland	13-3675988
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

(312) 474-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Neithercut

President and Chief Executive Officer

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

(312) 474-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Imad I. Qasim

Kevin F. Blatchford

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Shares of Beneficial Interest, $0.01 par value	5,000,000	$28.96	$144,800,000	$5,695

(1)	Estimated solely for purposes of calculating the registration fee, and, pursuant to Rule 457(c) of the Securities Act of 1933 (the “Securities Act”), based on the average high and low sale prices of the Registrant’s common shares reported on the New York Stock Exchange as of December 12, 2008. The payment of any additional filing fee is deferred pursuant to Rules 456(b) and Rule 457(r) of the Securities Act.

PROSPECTUS

EQUITY RESIDENTIAL

DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN

5,000,000 Common Shares

The Distribution Reinvestment and Share Purchase Plan (the “Plan”) of Equity Residential (the “Company”) provides holders of record and beneficial owners of common shares of beneficial interest, $0.01 par value per share, of the Company (the “Common Shares”), and preferred shares of beneficial interest, $0.01 par value per share, and depositary shares representing interests therein (collectively, the “Preferred Shares”), with a simple and convenient method of investing cash distributions in additional Common Shares. Common Shares may also be purchased on a monthly basis with optional cash payments made by participants in the Plan and interested new investors, not currently shareholders of the Company, at the market price of the Common Shares less a discount ranging between 0% and 5% (the “Discount”) (as determined in accordance with the Plan). Common Shares purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using participants’ funds.

Enrollment in the Plan is entirely voluntary and participants in the Plan may terminate their participation at any time. A broker, bank or other nominee may reinvest distributions and make optional cash payments on behalf of beneficial owners. Those holders of Common Shares who do not participate in the Plan will receive cash distributions, as declared, in the usual manner.

A participant in the Plan may obtain additional Common Shares by:

•	reinvesting distributions relating to all or part of the Common Shares and/or Preferred Shares held by the participant.

•	making optional cash payments of not less than $250 and up to $5,000 per month whether or not distributions on Common Shares and/or Preferred Shares held by the participant are being reinvested.

•

making optional cash payments in excess of $5,000 per month with the permission of the Company whether or not distributions on Common Shares and/or Preferred Shares held by the participant are being reinvested.

Optional cash payments in excess of $5,000 may be made only pursuant to an accepted request for waiver (“Request for Waiver”). It is expected that a portion of the Common Shares available for issuance under the Plan will be issued pursuant to such waivers. Each month, at least three business days prior to the record date relating to optional cash payments for such month, the Company will establish the threshold price, if any, applicable to optional cash payments that exceed $5,000. The price to be paid for Common Shares purchased under the Plan in excess of $5,000 pursuant to the optional cash payment feature of the Plan will be the applicable market price less the Discount.

There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. Optional cash payments that do not exceed $5,000 and the reinvestment of distributions in additional Common Shares will not be subject to the threshold price, if any. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan Administrator.

This prospectus makes certain amendments to our existing Distribution Reinvestment and Share Purchase Plan. If you are currently enrolled in our existing Distribution Reinvestment and Share Purchase Plan, you will be automatically enrolled in the amended Plan.

To the extent that Common Shares issued hereunder are authorized but previously unissued shares rather than shares acquired in the open market, the Plan will raise additional capital for the Company. The Company intends to issue such shares from time to time and, therefore, the Plan is expected to raise capital for the Company. Each month a portion of the Common Shares available for issuance under the Plan may be purchased by participants (including brokers or dealers) who, in connection with any resales of such Common Shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). These sales will be effected through the Company’s ability to waive limits applicable to the amounts which participants may invest pursuant to the Plan’s optional cash payment feature.

This Prospectus relates to 5,000,000 Common Shares offered hereby and registered for sale under the Plan. The Common Shares are listed on the New York Stock Exchange under the symbol “EQR.” Our principal executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 and our telephone number is (312) 474-1300.

Investing in our securities involves risks. Before buying our securities, you should read and consider the risk factors included in our periodic reports, in the prospectus supplements or any free writing prospectus relating to any specific offering, and in other information that we file with the Securities and Exchange Commission. See “Where You Can Find More Information About Us” and “Special Note Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2008.

We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained or incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. By using a shelf registration statement, we may, at any time and from time to time, sell the securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information About Us.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the documents incorporated or deemed to be incorporated by reference in this prospectus and the additional information described under the heading “Where You Can Find More Information About Us” in this prospectus.

In this prospectus, the “Company,” “we,” “us” and “our” refer to Equity Residential, a Maryland real estate investment trust, and its direct and indirect subsidiaries, including ERP Operating Limited Partnership, its operating partnership (the “Operating Partnership”).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

This prospectus does not contain all of the information included in the related registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus forms a part, including its exhibits.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street NE, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC’s web site at http://www.sec.gov and at our website at http://www.equityresidential.com. The contents of our website are not deemed to be part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede information in prior filings. We incorporate by reference into this prospectus our documents listed below (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits):

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed on January 4, 2008, September 16, 2008 and December 15, 2008; and

•	Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including, but not limited to, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Equity Residential

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Attention: Investor Relations

Telephone number: (888) 879-6356

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under “Where You Can Find More Information About Us” contain certain information that we intend to be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act. These forward-looking statements relate to such things as our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms.

Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors. The cautionary statements under the caption “Risk Factors” contained in our filings with the SEC incorporated by reference, and other similar statements contained in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents incorporated or deemed incorporated by reference herein and therein, identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, those developments could have a material adverse effect on our business, financial condition and results of operations.

In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus and the documents incorporated by reference or deemed incorporated by reference herein will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

EQUITY RESIDENTIAL

We are a Maryland real estate investment trust (“REIT”) formed in March 1993 and are an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top United States growth markets. We have elected to be taxed as a REIT.

We are one of the largest publicly traded real estate companies and the largest publicly traded owner of multifamily properties in the United States of America (based on the aggregate market value of our outstanding common shares, the number of apartment units wholly owned and total revenues earned). Our corporate headquarters are located in Chicago, Illinois and we also operate property management offices throughout the United States of America.

Our principal executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 and our telephone number is (312) 474-1300.

DESCRIPTION OF COMMON SHARES

The summary of the terms of the Common Shares set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Restatement of Declaration of Trust of the Company dated December 9, 2004 (“Declaration of Trust”), as amended and/or restated from time to time, and the Sixth Amended and Restated Bylaws of the Company, as adopted on September 10, 2008 (“Bylaws”), as amended and/or restated from time to time, each of which is incorporated herein by reference.

Our Declaration of Trust provides that we may issue up to 1,100,000,000 shares of beneficial interest, consisting of 1,000,000,000 Common Shares and 100,000,000 Preferred Shares. As of September 30, 2008, 272,022,884 Common Shares and 1,961,975 Preferred Shares were issued and outstanding.

All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of our Declaration of Trust regarding excess shares (as defined herein), holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays regular quarterly distributions.

Subject to the provisions of our Declaration of Trust regarding excess shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any Trustees.

Holders of Common Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of our Declaration of Trust regarding excess shares, Common Shares have equal distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT law, appraisal rights.

Pursuant to the Maryland REIT law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our Declaration of Trust provides that a merger, and amendments to the Declaration of Trust in connection with a merger, may be approved by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. A declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or the Maryland REIT law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by the Board of Trustees.

SUMMARY OF PLAN

The Plan provides investors with a convenient and attractive method of investing cash distributions and optional cash payments in additional Common Shares without payment of any brokerage commission or service charge. The price to be paid for Common Shares purchased under the Plan will be a price reflecting 100% of the Market Price (as defined in Question 12) for the reinvestment of cash distributions; and a price reflecting a discount ranging between 0% and 5% (the “Discount”) from the Market Price for the investment of optional cash payments to the extent shares are purchased directly from the Company. The Discount is subject to change (but will not vary from the range of between 0% and 5%) from time to time or discontinuance at the Company’s discretion after a review of current market conditions, the level of participation in the Plan and the Company’s current and projected capital needs. Common Shares purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using participants’ funds.

Subject to the availability of Common Shares registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of distributions a Participant (as defined in Question 1) may reinvest under the Plan. See Question 2.

Participants electing to invest optional cash payments in additional Common Shares are subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000 (subject to waiver). See Question 17. Optional cash payments in excess of $5,000 may be made only upon acceptance by the Company of a completed Request for Waiver form from a Participant. See Question 17. Each month, at least three business days prior to each record date (as defined in Question 18), the Company will establish the Discount and Threshold Price, if any (each as defined in Question 17), applicable to optional cash payments that exceed $5,000. The Discount, which may vary each month, will be established in the Company’s sole discretion after a review of current market conditions, the level of participation in the Plan and the Company’s current and projected capital needs. With respect to optional cash payments that exceed $5,000 only, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, one-tenth of a Participant’s optional cash payment will be returned without interest. Optional cash payments that do not exceed $5,000 and the reinvestment of distributions in additional Common Shares will not be subject to the Threshold Price, if any. Optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants. See Question 27.

Subject to the availability of Common Shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions and no pre-established maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver. As of the date hereof, 5,000,000 Common Shares have been registered and are available for sale under the Plan.

The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company’s current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Shares, general economic and market conditions, expected aberrations in the price or trading volume of the Common Shares, the potential disruption of the price of the Common Shares by a financial intermediary, the number of Common Shares held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the Common Shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such Common Shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of Common Shares will be issued under the optional cash payment feature of the Plan as opposed to the distribution reinvestment feature of the Plan.

Financial intermediaries may purchase a significant portion of the Common Shares issued pursuant to the optional cash payment feature of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries’ participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire Common Shares under the Plan with a view to distribution of such Common Shares or that offer or sell Common Shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the Common Shares acquired through the cash payment feature of the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Shares. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Shares.

THE PLAN

The Plan was adopted by the Board of Trustees of the Company on May 15, 1997 and amended on July 14, 2003 and December 16, 2008. The following questions and answers explain and constitute the Plan. Shareholders who do not participate in the Plan will receive cash distributions, as declared, and paid in the usual manner.

PURPOSE

1. What is the purpose of the Plan?

The primary purpose of the Plan is to provide eligible holders of Common Shares and Preferred Shares of the Company and interested new investors (“Participants”) with a convenient and simple method of increasing their investment in the Company by investing cash distributions in additional Common Shares without payment of any brokerage commission or service charge, to the extent shares are purchased directly from the Company, and by investing optional cash payments in additional Common Shares without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the Common Shares available for issuance under the Plan to current holders and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Company’s ability to waive limitations applicable to the amounts which Participants may invest pursuant to the Plan’s optional cash payment feature. Common Shares purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using Participants’ funds.

See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers. To the extent shares are purchased from the Company under the Plan, it will receive additional funds to purchase additional multifamily properties and for working capital purposes. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the Common Shares acquired through the reinvestment of distributions or optional cash payments under the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Shares. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Shares, Preferred Shares or interested new investors in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the Common Shares.

OPTIONS AVAILABLE TO PARTICIPANTS

2. What options are available to enrolled Participants?

Eligible holders of Common Shares and Preferred Shares may elect to have cash distributions paid on all or a portion of their Common Shares or Preferred Shares automatically reinvested in additional Common Shares. Cash distributions are paid on the Common Shares when and as declared by the Company’s Board of Trustees. Subject to the availability of Common Shares registered for issuance under the Plan, there is no minimum limitation on the amount of distributions a Participant may reinvest under the distribution reinvestment feature of the Plan.

Each month, Participants may also elect to invest optional cash payments in additional Common Shares, subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Participants may make optional cash payments each month even if distributions on their Common Shares are not being reinvested and whether or not a distribution has been declared.

ADVANTAGES AND DISADVANTAGES

3. What are the advantages and disadvantages of the Plan?

Advantages:

(a) The Plan provides Participants with the opportunity to reinvest cash distributions paid on all or a portion of their Common Shares or Preferred Shares in additional Common Shares without payment of any brokerage commission or service charge to the extent shares are purchased directly from the Company.

(b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional Common Shares without payment of any brokerage commission or service charge if such Common Shares are purchased directly from the Company, which purchases may be made at a Discount to the Market Price at the discretion of the Company.

(c) Subject to the availability of Common Shares registered for issuance under the Plan, all cash distributions paid on Participants’ Common Shares can be fully invested in additional Common Shares because the Plan permits fractional shares to be credited to Plan accounts. Distributions on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

(d) The Plan Administrator, at no charge to Participants, provides for the safekeeping of the Common Shares credited to each Plan account.

(e) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants’ record keeping. See Question 22 for information concerning reports to Participants.

Disadvantages:

(a) No interest will be paid by the Company or the Plan Administrator on distributions or optional cash payments held pending reinvestment or investment. See Question 11. In addition, optional cash payments in excess of $5,000 may be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

(b) With respect to optional cash payments, the actual number of shares to be issued to a Participant’s Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period Participants will not know the actual number of shares they have purchased.

(c) With respect to optional cash payments, the Market Price may exceed the price at which Common Shares are trading after the Investment Date.

(d) Because optional cash payments must be received by the Plan Administrator prior to the related Pricing Period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash payments once received by the Plan Administrator will not be returned to Participants unless a written request is directed to the Plan Administrator at least two business days prior to the record date for the Investment Date with respect to which optional cash payments have been delivered by such Participant. See Questions 18 and 20. A “business day” means any day other than Saturday, Sunday or legal holiday on which the New York Stock Exchange (“NYSE”) is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

(e) Resales of Common Shares credited to a Participant’s account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable share transfer taxes on the resales. See Questions 21 and 27.

(f) Prospective investors in Common Shares should carefully consider the matters described under “Risk Factors” in filings with the SEC incorporated by reference, and other similar statements contained in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents incorporated or deemed incorporated by reference herein and therein prior to making an investment in the Common Shares.

ADMINISTRATION

4. Who administers the Plan?

Computershare Trust Company, N.A., which we refer to as the Plan Administrator, administers the Plan. As agent for the Participants, the Plan Administrator keeps records, sends statements of account to Participants and performs other duties relating to the Plan. See Question 22 for information concerning reports to Participants. We pay all costs of administering the Plan. Our common shares purchased under the Plan are issued in the name of the Plan Administrator or its nominee, as agent for the Participants. As record holder of the shares held in Participants’ accounts under the Plan, the Plan Administrator will receive distributions on all shares held by it on the applicable record date, will credit such distributions to the Participants’ accounts on the basis of whole and fractional shares held in these accounts, and will reinvest certain distributions in Common Shares as directed by each Participant. The Plan Administrator makes all purchases of Common Shares under the Plan.

The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for the Company’s Common Shares. The Plan Administrator may be reached at the following address and telephone number to obtain information about the Plan:

Computershare Trust Company, N.A.

Attention: Equity Residential’s Distribution Reinvestment and Share Purchase Plan

P.O. Box 43078

Providence, RI 02940-3078

800-446-2617

Participants should include their account number(s) and include a reference to Equity Residential in any correspondence.

You can obtain information about your account over the Internet through “Investor Centre” on the Plan Administrator’s web site, www.computershare.com/investor. You may also contact the Plan Administrator through its web site, www.computershare.com. The information on or linked to the Plan Administrator’s web site is not a part of and is not incorporated by reference into this prospectus and any prospectus supplement.

In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

PARTICIPATION

For purposes of this section, responses will generally be based upon the method by which the holder holds his or her Common Shares or Preferred Shares. Generally, holders are either Record Owners or Beneficial Owners. A “Record Owner” is a holder who owns Common Shares or Preferred Shares in his or her own name. A “Beneficial Owner” is a holder who beneficially owns Common Shares or Preferred Shares that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner’s shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call the Company’s Investor Relations Department at (888) 879-6356.

5. Who is eligible to participate?

All Record Owners or Beneficial Owners of at least one Common Share or Preferred Share are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. In addition, interested new investors may participate in the optional cash payment feature of the Plan. See Question 6.

To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest distributions, on a per distribution basis, and accept optional cash payments under the Plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 6.

The Company may terminate, by written notice, at any time any Participant’s individual participation in the Plan if such participation would be in violation of the restrictions contained in the Declaration of Trust or Bylaws. Such restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of beneficial interest of any class or series of shares of beneficial interest of the Company in excess of 5.0% of the number or value of the outstanding shares of such class or series. The meanings ascribed to the terms “group” and “ownership” may cause a person who individually owns less than 5.0% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. The Declaration of Trust provides that in the event a person acquires shares of beneficial interest in excess of the foregoing limitation, the excess shares shall be transferred to a trustee for the benefit of a charitable beneficiary designated by the Company pursuant to the Declaration of Trust. Under the Declaration of Trust, certain transfers or attempted transfers that would jeopardize the qualification of the Company as a REIT for tax purposes may be void to the fullest extent permitted by law.

6. How does an eligible shareholder or interested new investor participate?

Record Owners may join the Plan by completing and signing the enrollment form included with the Plan (the “Enrollment Form”) and returning it to the Plan Administrator. A non-postage-paid return envelope is provided for this purpose. Enrollment Forms may be obtained at any time by written request to Computershare Trust Company, N.A., Attention: Equity Residential’s Distribution Reinvestment and Share Purchase Plan, P.O. Box 43078, Providence, RI 02940-3078 or by telephoning the Plan Administrator at (800) 446-2617.

Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Enrollment Form included with the Plan. The broker, bank or other nominee will forward the completed Enrollment Form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. See Question 8 for a discussion of the Broker and Nominee form (the “B&N Form”), which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner’s shares in the name of a major securities depository. See also Question 16.

If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Enrollment Form without electing an investment option, such Enrollment Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash distributions and optional cash payments, if applicable, toward the purchase of additional Common Shares. See Question 7 for investment options.

Interested new investors may join the Plan by requesting a copy of the Plan from the Plan Administrator by telephoning the Plan Administrator at (800) 446-2617. Upon receipt of the Plan, interested new investors must complete and sign the Enrollment Form included with the Plan and return it to the Plan Administrator. A non-postage-paid return envelope will be provided for this purpose.

Both Record Owners and interested new investors may join the Plan by going to the Plan Administrator’s web site, www.computershare.com/investor, and following the instructions provided.

At any time, Participants may also authorize a one-time online bank account debit. This can be performed by going to the Plan Administrator’s web site, www.computershare.com/investor, and authorizing the Plan Administrator to debit your U.S. bank account ($50 minimum/$5,000 maximum for Record Owners and $250 minimum/$5,000 maximum for new investors). Please refer to the online confirmation for your account debit date and investment date.

When enrolling in the Plan, interested new investors may:

1)	enclose a check for at least $250 but not more than $5,000 unless accompanied by an approved Request for Waiver from the Company (drawn against a U.S. bank and payable in U.S. dollars) for the initial investment, or

2)	authorize automatic monthly deductions as a way to make the initial investment in place of submitting a check with their Enrollment Form. Interested investors should note, however, that automatic deductions would continue indefinitely, beyond the initial investment, until the Plan Administrator is notified to terminate such deductions. Interested investors may also go to the Plan Administrator’s web site, www.computershare.com/investor, and authorize automatic monthly deductions.

7. What does the Enrollment Form provide?

The Enrollment Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant’s cash distributions on all or a specified number of Common Shares or Preferred Shares owned by the Participant on the applicable record date (“Participating Shares”), as well as on all whole and fractional Common Shares credited to a Participant’s Plan account (“Plan Shares”). The Enrollment Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional Common Shares with such distributions and optional cash payments, if any, made by the Participant. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner’s shares in the name of a major securities depository. Distributions will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 26 and 27), or the Plan is terminated. See Question 6 for additional information about the Enrollment Form.

The Enrollment Form provides for the purchase of additional Common Shares through the following investment options:

(1) If the “Full Distribution Reinvestment” option is elected, the Plan Administrator will apply all cash distributions on all Common Shares or Preferred Shares then or subsequently registered in the Participant’s name, and all cash distributions on all Plan Shares, together with any optional cash payments, toward the purchase of additional Common Shares.

(2) If the “Partial Distribution Reinvestment” option is elected, the Plan Administrator will apply the cash distributions on a specified number of the Participant’s Common Shares or Preferred Shares to purchase additional Common Shares. The Plan Administrator will pay the Participant cash distributions on the remaining Common Shares or Preferred Shares, when and if declared by the Board of Trustees. The Participant may also invest by making optional cash payments of at least $250 per payment up to a maximum of $5,000 per month.

(3) If the “Optional Cash Payments Only” option is elected, the Plan Administrator will pay the Participant cash distributions on all of the Participant’s Common Shares and Preferred Shares. The Participant may invest in additional Common Shares by making optional cash payments of at least $250 per payment up to a maximum of $5,000 per month.

Each Participant may select any one of these three options. If a Participant returns a properly executed Enrollment Form to the Administrator without electing an investment option, the Participant will be enrolled as having selected Full Distribution Reinvestment.

Participants may change their investment options at any time by requesting a new Enrollment Form and returning it to the Plan Administrator at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

8. What does the B&N Form provide?

The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request of the Company’s Investor Relations Department at (888) 879-6356.

Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must submit a completed Enrollment Form on behalf of the Beneficial Owner. See Questions 6 and 7.

THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NO LATER THAN THE APPLICABLE RECORD DATE OR THE OPTIONAL CASH PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

9. Is partial participation possible under the Plan?

Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Enrollment Form a number of shares for which distributions are to be reinvested. Distributions will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash distributions on the remainder of the shares. See Question 7.

10. When may an eligible shareholder or interested new investor join the Plan?

A Record Owner, Beneficial Owner or interested new investor may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 27 regarding withdrawal from the Plan.

11. When will distributions be reinvested and/or optional cash payments be invested?

When shares are purchased from the Company, such purchases will be made on the “Investment Date” in each month. The Investment Date with respect to Common Shares acquired directly from the Company and relating to a distribution reinvestment will be either the distribution payment date relating to the Common Shares, or, if a distribution payment date relating to any series of Preferred Shares is later in the month than such Common Share distribution payment date, such later distribution payment date relating to such Preferred Shares, each as declared by the Board of Trustees, as the case may be (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the distribution payment date. The Investment Date with respect to Common Shares acquired directly from the Company and relating to optional cash payments of $5,000 or less shall be the last day (or Pricing Period conclusion date) of a Pricing Period (as defined below). The Investment Date with respect to Common Shares acquired directly from the Company and relating to an optional cash payment of greater than $5,000 made pursuant to a Request for Waiver will be on each day on which the NYSE is open for business in a Pricing Period, on which date 1/10 of a Participant’s optional cash payment in each month will be invested, or, in the case of open market purchases, no later than 30 days from the corresponding Record Date. With respect to all optional cash payments, regardless of the amount being invested, the period encompassing the ten consecutive Investment Dates in each month constitutes the relevant “Pricing Period.” See Schedule A attached hereto for a list of the expected Pricing Period commencement dates and conclusion dates (with the Pricing Period conclusion date being the Investment Date for optional cash payments of $5,000 or less).

When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its reasonable best efforts to purchase the shares at the lowest possible price.

If the Enrollment Form is received prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If the Enrollment Form is received on or after any such record date, reinvestment of distributions will begin on the distribution payment date following the next record date if the Participant is still a Shareholder of record. Record dates for payment of distributions normally precede payment dates by approximately two weeks.

See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month and Question 18 for information as to when optional cash payments must be received to be invested on each Investment Date.

Shares will be allocated and credited to Participants’ accounts as follows: (1) shares purchased from the Company will be allocated and credited as of the appropriate Investment Date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with distributions to be reinvested or optional cash payments, as the case may be, during the month.

NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

PURCHASES AND PRICES OF SHARES

12. What will be the price to Participants of shares purchased under the Plan?

With respect to reinvested distributions, the price per Common Share acquired directly from the Company will be 100% (subject to change) of the average of the high and low sales prices, computed to six decimal places, of the Common Shares on the NYSE on the Investment Date (as defined in Question 11), or if no trading occurs in the Common Shares on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

The price per Common Share acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to six decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter. Additionally, each Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases. (If a Participant desires to opt out of the distribution reinvestment feature of the Plan when the Common Shares relating to distribution reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related distribution payment date. For information as to the source of the Common Shares to be purchased under the Plan see Question 15.)

With respect to optional cash payments, the price per share of the Common Shares acquired directly from the Company will be 100% of the average of the daily high and low sale prices, computed to six decimal places, of the Common Shares as reported on the NYSE for the Trading Day relating to each Investment Date (as defined in Question 11 above) or, if no trading occurs in the Common Shares on such Trading Day, for the Trading Day immediately preceding such Investment Date for which trades are reported, less the applicable Discount, if any. A “Trading Day” means a day on which trades in the Common Shares are reported on the NYSE.

Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company may establish the Discount from the Market Price applicable to optional cash payments and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month. The Discount will be established in the Company’s sole discretion after a review of current market conditions, the level of participation in the Plan, and the Company’s current and projected capital needs. The Discount applies only to optional cash payments. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the

Discount applicable to the next Pricing Period may be obtained by contacting the Company at (888) 879-6356. Setting a Discount for an Investment Date shall not affect the setting of a Discount for any subsequent Investment Date. The Discount feature discussed above applies only to the issuance of Common Shares by the Company pursuant to optional cash payments and does not apply to open market purchases made with optional cash payments or the reinvestment of distributions.

The price per Common Share acquired through open market purchases with optional cash payments will be 100% (subject to change) of the weighted average of the actual prices paid, computed to six decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants’ optional cash payments for the related month.

Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

All references in the Plan to the “Market Price” when it relates to distribution reinvestments which will be reinvested in Common Shares acquired directly from the Company shall mean the average of the high and low sales prices, computed to six decimal places, of the Common Shares on the NYSE on the Investment Date, or if no trading occurs in the Common Shares on the Investment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Investment Date for which trades are reported. With respect to distribution reinvestments which will be reinvested in Common Shares purchased in the open market, “Market Price” shall mean the weighted average of the actual prices paid, net of commissions, computed to six decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter. All references in the Plan to the “Market Price” for optional cash payments which will be invested in Common Shares acquired directly from the Company shall mean the average of the daily high and low sales prices of the Common Shares as reported on the NYSE on the Trading Day relating to each Investment Date or, if no trading occurs in the Common Shares on such Investment Date, for the first Trading Day immediately preceding such Investment Date for which trades are reported. With respect to optional cash payments which will be invested in Common Shares purchased in the open market, “Market Price” shall mean the weighted average of the actual prices paid, computed to six decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants’ optional cash payments for the related month.

13. What are the Record Dates and Investment Dates for distribution reinvestment?

For the reinvestment of distributions, the “Record Date” is the record date declared by the Board of Trustees for such distribution. Likewise, the distribution payment date declared by the Board of Trustees constitutes the Investment Date applicable to the reinvestment of such distribution with respect to Common Shares acquired directly from the Company, provided, however, that if a distribution payment date relating to any series of Preferred Shares is later in the month than the applicable Common Share distribution payment date, such later distribution payment date relating to such Preferred Shares shall constitute the Investment Date relating thereto, and provided further that if any such date is not a business day, the first business day immediately following such date shall be the Investment Date. The Investment Date with respect to Common Shares purchased in open market transactions will be no later than ten business days following the distribution payment date. Distributions will be reinvested on the Investment Date using the applicable Market Price (as defined in Question 12). Generally, record dates for quarterly distributions on the Common Shares will precede the distribution payment dates by approximately two weeks. Please refer to Question 18 for a discussion of the Record Dates and Investment Dates applicable to optional cash payments.

14. How will the number of shares purchased for a Participant be determined?

A Participant’s account in the Plan will be credited with the number of shares, including fractions computed to six decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any distributions paid on the number of Participating Shares and Plan Shares in such Participant’s Plan account and available for investment on the related Investment Date, or the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of Common Shares registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.

15. What is the source of Common Shares purchased under the Plan?

Plan Shares will be purchased either directly from the Company, in which event such shares will be authorized but unissued shares, or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company’s current and projected capital needs. The Company will determine the source of the Common Shares to be purchased under the Plan at least three business days prior to the relevant Record Date, and will notify the Plan Administrator of the same. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Shares to be purchased under the Plan, but current information regarding the source of the Common Shares may be obtained by contacting the Company’s Investor Relations Department at (888) 879-6356.

16. How does the optional cash payment feature of the Plan work?

All Record Holders and interested new investors who have timely submitted signed Enrollment Forms indicating their intention to participate in this feature of the Plan, and all Beneficial Owners whose brokers, banks or other nominees have timely submitted signed Enrollment Forms indicating their intention to participate in this feature of the Plan (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a distribution is declared. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Enrollment Form or a B&N Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than one business day prior to the commencement of that month’s Pricing Period (as defined in Question 11) to the purchase of additional Common Shares for the account of the Participant on the following Investment Date (as defined in Question 11). The Plan Administrator will not accept cash, traveler’s checks, money orders, or third party checks for optional cash payments.

Participants may also make initial and optional cash investments online through “Investor Centre” on the Plan Administrator’s web site, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your bank account. You do not need to invest the same amount, or any amount, each month.

16A. Can I establish an automatic monthly deduction from my bank account?

Yes. The Automatic Monthly Electronic Deduction feature will enable you to make optional cash investments in any amount from $250 up to $5,000 from a predesignated U.S. account.

To begin Automatic Monthly Electronic Deductions, you must complete and sign a Direct Debit Authorization Form designating the amount to be withdrawn each month and the account from which funds are to be withdrawn, and return the form to the Plan Administrator. The Direct Debit Authorization Form is available by calling the Plan Administrator. You may also enroll online at www.computershare.com/investor. Your election of the Automatic Monthly Electronic Deduction feature will become effective as soon as practicable after the Direct Debit Authorization Form is processed. However, you should allow four to six weeks for the first investment to be initiated using this Automatic Monthly Electronic Deduction feature.

Once you begin Automatic Monthly Electronic Deductions, the Plan Administrator will withdraw funds in the requested dollar amount ($250 minimum/$5,000 maximum) from your designated account on the 2nd day of each month, or the next trading day if the 2nd is not a trading day. Those funds will be invested in our Common Shares on the following Investment Date for optional cash investments.

You may change the amounts of your future Automatic Monthly Electronic Deductions online at www.computershare.com/investor or by completing and sending to the Plan Administrator a new Direct Debit Authorization Form. You may terminate Automatic Monthly Electronic Deductions by notifying the Plan Administrator in writing or online at www.computershare.com/investor. Your request will be processed and will become effective as promptly as is practicable.

If the Plan Administrator does not receive a payment from your bank for any reason, the requested purchase will be deemed void and the Plan Administrator will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amount, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. In addition, a “returned funds” fee of $25.00 will be deducted from your Plan account.

17. What limitations apply to optional cash payments?

Each optional cash payment is subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant (which shall be determined at the sole discretion of the Company) will be aggregated. Generally, optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived by the Company, will be returned to Participants without interest at the end of the relevant Pricing Period.

Participants may make optional cash payments of up to $5,000 each month without the prior approval of the Company, subject to the Company’s right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Shares, Preferred Shares or interested new investors in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the Common Shares. Optional cash payments in excess of $5,000 may be made by a Participant only upon acceptance by the Company of a completed Request for Waiver form from such Participant and receipt of such form by the Plan Administrator. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be received by the Company and the Plan Administrator and accepted by the Company each month no later than the Record Date (as defined in Question 18) for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37. Waivers will be accepted only with respect to actual record Participants and not for the benefit of Beneficial Owners or multiple Participants. Participants interested in obtaining further information about a Request for Waiver should contact the Company at (888) 879-6356.

Waivers will be considered on the basis of a variety of factors, which may include the Company’s current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Shares and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of the Common Shares, the potential disruption of the price of the Common Shares by a financial intermediary, the number of Common Shares held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of the Company.

PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

Unless it waives its right to do so, the Company may establish for any Pricing Period a minimum price (the “Threshold Price”) applicable only to the investment of optional cash payments that exceed $5,000 and that are made pursuant to Requests for Waiver, in order to provide the Company with the ability to set a minimum price at which Common Shares will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when Common Shares will be purchased directly from the Company on the applicable Investment Date. The Company will, at least three business days prior to each Record Date (as defined in Question 18), determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by the Company at its discretion after a review of current market conditions, the level of participation in the Plan and the Company’s current and projected capital needs. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by contacting the Company at (888) 879-6356.

The Threshold Price for optional cash payments made pursuant to Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Common Shares on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from that Pricing Period and no investment will occur on the corresponding Investment Date. For each Trading Day on which the Threshold Price is not satisfied, 1/10 of each optional cash payment made by a Participant pursuant to a Request for Waiver will be returned to such Participant, without interest, as soon as practicable after the end of the applicable Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days in a Pricing Period. 3/10 of each Participant’s optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the end of the applicable Pricing Period. The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable Pricing Period. This return procedure will only apply when shares are purchased directly from the Company for optional cash payments made pursuant to Requests for Waiver and the Company has set a Threshold Price with respect to the relevant Pricing Period. See Question 15.

Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to optional cash payments made pursuant to Requests for Waiver.

For any Pricing Period, the Company may waive its right to set a Threshold Price for optional cash payments made pursuant to Requests for Waiver. Participants may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by contacting the Company at (888) 879-6356.

Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company may establish the Discount from the Market Price applicable to optional cash payments during the corresponding Pricing Period and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month. The Discount will be established in the Company’s sole discretion after a review of current market conditions, the level of participation in the Plan, and the Company’s current and projected capital needs. The Discount applies only to optional cash payments. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the Discount applicable to the next Pricing Period may be obtained by contacting the Company at (888) 879-6356. Setting a Discount for a Pricing Period shall not affect the setting of a Discount for any subsequent Pricing Period. The Discount feature discussed above applies only to optional cash payments and does not apply to the reinvestment of distributions.

For a list of expected dates by which the Discount will be set in 2009, 2010 and 2011, see Schedule A.

THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO REQUESTS FOR WAIVER WHEN COMMON SHARES ARE TO BE PURCHASED FROM THE COMPANY ON THE APPLICABLE INVESTMENT DATE. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT THE MARKET PRICE LESS THE DISCOUNT (SUBJECT TO CHANGE), IF ANY, WITHOUT REGARD TO ANY THRESHOLD PRICE.

18. What are the Record Dates and Investment Dates for optional cash payments?

Optional cash payments will be invested every month as of the related Investment Date. The “Record Date” for optional cash payments is one business day prior to the commencement of the related Pricing Period and the “Investment Date” for optional cash payments of $5,000 or less is the last day of the Pricing Period (or Pricing Period conclusion date), and for optional cash payments of greater than $5,000 made pursuant to Requests for Waiver, the “Investment Date” is each day on which the NYSE is open for business in a Pricing Period.

Optional cash payments received by the Plan Administrator by the Record Date will be applied to the purchase of Common Shares on the Investment Dates which relate to that Pricing Period. No interest will be paid by the Company or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received after the Record Date will be held for investment on the Investment Date relating to the next applicable pricing period; optional cash payments will not earn interest pending investment.

For a schedule of expected Optional Cash Due Dates and Pricing Period commencement dates and conclusion dates in 2009, 2010 and 2011, see Schedule A.

19. When must optional cash payments be received by the Plan Administrator?

Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of Common Shares for the account of the Participant during the next Pricing Period. See Question 18. In order for funds to be invested during the next Pricing Period, the Plan Administrator must have received a check or wire transfer by the end of the business day immediately preceding the first Trading Day of the ensuing Pricing Period and such check or wire transfer must have cleared on or before the first Investment Date in such Pricing Period. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks should be made payable to Computershare, and submitted together with, initially, the Enrollment Form or, subsequently, the form for additional investments attached to the Participant’s statements. Checks returned for any reason will not be resubmitted for collection.

NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

In order for payments to be invested on the first Investment Date in a Pricing Period, in addition to the receipt of good funds by the first Investment Date in a Pricing Period, the Plan Administrator must be in receipt of an Enrollment Form or a B&N Form, as appropriate, as of the same date. See Questions 6 and 8.

20. May optional cash payments be returned?

Upon telephone or written request to the Plan Administrator received at least two business days prior to the Record Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than two business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the end of the Pricing Period for each Trading Day that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. Are there any expenses to Participants in connection with their participation under the Plan?

Participants will have to pay a service charge and processing fees to sell Plan shares. See Question 27 for more information. Participants will incur no brokerage commissions or service charges in connection with the reinvestment of distributions or optional cash payments when Common Shares are acquired directly from the Company. The Company will pay all other costs of administration of the Plan.

REPORTS TO PARTICIPANTS

22. What kind of reports will be sent to Participants in the Plan?

Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants’ continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Shares, including the Company’s annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting distributions paid.

DISTRIBUTIONS ON FRACTIONS

23. Will Participants be credited with distributions on fractions of shares?

Yes.

CERTIFICATES FOR COMMON SHARES

24. Will certificates be issued for shares purchased?

No. Common Shares purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant’s account. Requests can be made through “Investor Centre” at the Plan Administrator’s web site, www.computershare.com/investor, by calling the Plan Administrator or by writing to the Plan Administrator at the address set forth in the answer to Question 37. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

25. In whose name will certificates be registered when issued?

Each Plan account is maintained in the name in which the related Participant’s certificates were registered at the time of enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant’s request. If a Participant is a Beneficial Owner, such request should be placed through such Participant’s banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant’s Plan account must first withdraw such shares from the account.

WITHDRAWALS AND TERMINATION

26. When may Participants withdraw from the Plan?

A Participant may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a distribution record date set by the Board of Trustees for determining shareholders of record entitled to receive a distribution, the request will be processed on the day following receipt of the request by the Plan Administrator.

If the request to withdraw is received by the Plan Administrator near a distribution record date, the Plan Administrator, in its sole discretion, may either pay such distribution in cash or reinvest it in shares for the Participant’s account. The request for withdrawal will then be processed as promptly as possible following such distribution payment date, less any applicable service charges or processing fees. All distributions subsequent to such distribution payment date or Investment Date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least two business days prior to the first day of the Pricing Period.

27. How does a Participant withdraw from the Plan or sell shares in his or her Plan account?

A Participant may withdraw from the Plan at any time by accessing his or her account through the Internet at the Plan Administrator’s web site, www.computershare.com/investor, completing the information on the transaction form attached to the Plan statement or by giving telephone or written instructions to the Plan Administrator. Upon withdrawal from the Plan, a certificate for the whole shares held in the Plan will be issued. Upon closing a Plan account, the Participant will receive a check for the cash value of any fractional share. The value of that fractional check will be based on the then current price of our shares, less any service and processing fees.

Upon withdrawal from the Plan, a Participant may also request that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan by either of the following methods:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through “Investor Centre” or by calling the Plan Administrator directly at 1-800-446-2617. Market order sale requests received at www.computershare.com/investor through “Investor Centre” or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service charge of $25 per order and a processing fee of $0.10 per share sold.

•

Batch Order: A batch order is an accumulation of all sales requests by Participants which is submitted by the Plan Administrator as a single order. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five trading days after the date on which the order is received (unless deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through “Investor Centre,” by calling the Plan Administrator directly at 1-800-446-2617 or in writing. All sales requests received in writing will be submitted as batch order sales. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling Participant’s shares with those of other selling Participants. In every case of a batch order sale, the sale price for each selling Participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each batch order processed by the Plan Administrator and executed by the broker, less a service charge of $15 per order and a processing fee of $0.10 per share sold.

Sale proceeds are normally paid by check and distributed within one business day after settlement of the sale transaction. All per share processing fees include any brokerage commissions the Plan Administrator is required to pay.

All sale requests having an anticipated market value of $100,000 or more are expected to be submitted to the Plan Administrator in written form. In addition, the Plan Administrator may, for various reasons, require a transaction request to be submitted in writing.

28. Are there any automatic termination provisions?

THE COMPANY RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF COMMON SHARES, PREFERRED SHARES OR INTERESTED NEW INVESTORS IN ORDER TO ELIMINATE PRACTICES WHICH ARE, IN THE SOLE DISCRETION OF THE COMPANY, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR WHICH ADVERSELY AFFECT THE PRICE OF THE COMMON SHARES.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO PLAN PARTICIPANTS

29. What are the federal income tax consequences of participation in the Plan?

The following summarizes certain federal income tax considerations to current shareholders who participate in the Plan. New investors and current shareholders should consult the discussion herein under the caption “Federal Income Tax Considerations,” including the discussion therein under the caption “Holders of Common Shares” for a summary of federal income tax considerations related to the ownership of Common Shares.

The following summary is based upon an interpretation of current federal tax law. Participants should consult their own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as share transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of Common Shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

Current Shareholders

In the case of Common Shares purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, whether purchased from the Company or in the open market, Participants will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested.

That distribution will be taxable as a dividend to the extent of the Company’s current or accumulated earnings and profits. To the extent the distribution is in excess of the Company’s current or accumulated earnings and profits, the distribution will be treated first as a return of capital, reducing the tax basis in a Participant’s shares, and to the extent it exceeds a Participant’s tax basis will be treated as gain realized from the sale of the Participant’s shares.

For Participants who are shareholders of the Company, it appears that participation in the optional cash purchase feature of the plan would mean that any Discount should be treated as a distribution by the Company to such Participants. However, if the Company makes current cash distributions in the same taxable year in amounts exceeding its current and accumulated earnings and profits, the Company currently intends to take the position for tax reporting purposes that no portion of the distribution attributable to the Discount is a dividend. If the Company does not make current cash distributions in an amount equal to or exceeding its current and accumulated earnings and profits, however, then the Company will report all or an appropriate portion of the Discount as a dividend to the related Participants. Even if the Company makes current cash distributions in an amount equal to or exceeding its current and accumulated earnings and profits, it is possible that the Internal Revenue Service might contend that Participants who are shareholders of the Company should be treated for federal income tax purposes as having received a dividend from the Company in an amount equal to all or a portion of the Discount or the Company may in light of future developments in the tax laws be required to otherwise change the manner in which it reports the Discount to Participants. Participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases and in particular the Discount.

In the case of Common Shares purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, Participants should not be treated for federal income tax purposes as having received a distribution from the Company.

General

A Participant’s holding period for Common Shares acquired pursuant to the Plan will begin on the day following the Investment Date. A Participant will have a tax basis in the Common Shares equal to the amount of cash used to purchase the Common Shares, or in the case of the shares purchased by shareholders of the Company pursuant to the optional cash purchase feature of the plan, that amount plus that portion of the Discount distribution, if any, that is treated as a dividend.

A Participant will not realize any taxable income upon receipt of certificates for whole Common Shares credited to the Participant’s account, either upon the Participant’s request for certain of those Common Shares or upon termination of participation in the Plan. A Participant will recognize gain or loss upon the sale or exchange of Common Shares acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the

Participant’s account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the Common Shares or fractional share equivalent and the tax basis thereof.

30. How are income tax withholding provisions applied to Participants in the Plan?

If a Participant fails to provide certain federal income tax certifications in the manner required by law, distributions on Common Shares or Preferred Shares, proceeds from the sale of fractional shares and proceeds from the sale of Common Shares held for a Participant’s account may be subject to federal income tax withholding at the “backup withholding” rate (currently 28% for 2008). If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

If a Participant is a foreign shareholder whose distributions are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the remaining balance in Common Shares will be credited to such Participant’s account. A foreign investor will not be subject to withholding under the Foreign Investment in Real Property Tax Act (“FIRPTA”) with respect to certain Company distributions on its common shares so long as the foreign investor owns 5% or less of the Company’s common shares during the one year period ending on the date of such distribution and those shares remain regularly traded on an established United States securities market, but will instead remain subject with respect to such distributions to the 30% (or lower treaty rate) withholding tax described in the preceding sentence.

OTHER INFORMATION

31. What happens if a Participant sells or transfers all of the shares registered in the Participant’s name?

If a Participant disposes of all shares registered in his or her name, and is not shown as a Record Owner on a distribution record date, the Participant may be terminated from the Plan as of such date and such termination treated as though a withdrawal notice had been received prior to the applicable record date.

32. What happens if the Company declares a distribution payable in shares or declares a share split?

Any distribution payable in shares and any additional shares distributed by the Company in connection with a share split in respect of shares credited to a Participant’s Plan account or held by a Participant in the form of stock certificates will be credited to the Participant’s Plan account.

33. How will shares held by the Plan Administrator be voted at meetings of shareholders?

If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant’s shares will be voted in accordance with recommendations of the Board of Trustees of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant’s name may be voted only by the Participant in person.

34. What are the responsibilities of the Company and the Plan Administrator under the Plan?

The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company’s liability with respect to alleged violations of federal securities laws.

The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

35. May the Plan be changed or discontinued?

Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

The Company may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly informed of any such substitution.

Any questions of interpretation arising under the Plan will be determined by the Company, in its sole discretion, and any such determination will be final.

36. Who bears the risk of market fluctuations in the Company’s Common Shares?

A Participant’s investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

37. Who should be contacted with questions about the Plan?

All correspondence regarding the Plan should be directed to:

Computershare Trust Company, N.A.

Attention: Equity Residential’s Distribution Reinvestment and Share Purchase Plan

P.O. Box 43078

Providence, RI 02940-3078

800-446-2617

www.computershare.com

Please mention Equity Residential and the Plan in all correspondence.

38. How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt terms and conditions of the Plan and its operation will be governed by the laws of the State of Illinois.

39. What are some of the Participant responsibilities under the Plan?

Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state’s laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any Common Shares or cash held by the Plan Administrator except as expressly provided herein.

40. What transactions can I conduct through the Internet?

Through the Plan Administrator’s web site, www.computershare.com/investor, Plan participants can perform the following functions:

•	Enroll in the Plan

•	Review and manage their Plan account

•	Establish, change or terminate Automatic Monthly Deductions

•	Authorize a one-time online bank debit from their U.S. bank account to purchase additional Common Shares

•	Request the issuance of stock certificates for Common Shares in their Plan account

•	Request the sale of Common Shares in their Plan account ($100,000 maximum)

•	Arrange to receive Equity Residential proxy material and other material sent to Record Owners over the Internet

•	Download forms

•	Request a change of address in their Plan account

Participation in the Plan through the Plan Administrator’s web site is entirely voluntary. You may contact Computershare by any of the methods outlined below:

Toll-free number:	1-800-446-2617
Mailing Address:	Computershare Trust Company, N.A. Attention: Equity Residential’s Distribution Reinvestment and Share Purchase Plan P.O. Box 43078 Providence, RI 02940-3078
Web site:	www.computershare.com

DISTRIBUTIONS

The Company has paid distributions since its incorporation. In order to accommodate the provisions of this Plan, the Company anticipates that distributions on the Common Shares will be payable on or about the second Friday of January, April, July and October. The timing of distributions on the Preferred Shares varies with respect to each series of Preferred Shares. The distribution payment dates applicable to each series of Preferred Shares can be found in our Declaration of Trust or the Articles Supplementary for such series of Preferred Shares.

ANTICIPATED USE OF PROCEEDS

The Company does not know either the number of Common Shares that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds from the sale of newly issued Common Shares for working capital and general company purposes including, without limitation, the acquisition or development of multifamily properties and the repayment of debt. Net proceeds may be temporarily invested prior to use.

FEDERAL INCOME TAX CONSIDERATIONS

Participants in the Plan

For the federal income tax considerations anticipated to be material to a Participant in the plan, see “Certain Federal Income Tax Considerations Relevant to Plan Participants” (see Questions 29 and 30). The discussion contained therein is for general information only and is not tax advice. Such discussion is based on the Internal Revenue Code, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus, and all of which are subject to change, possibly with retroactive effect. Such discussion does not purport to deal with all aspects of federal income taxation that may be relevant to Participants subject to special treatment under the United States federal income tax laws and does not discuss any state, local or foreign tax consequences associated with participation in the Plan.

EACH PROSPECTIVE PARTICIPANT IN THE PLAN IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, IN LIGHT OF HIS OR HER SPECIFIC OR UNIQUE CIRCUMSTANCES, OF PARTICIPATING IN THE PLAN, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PARTICIPATION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Holders of Common Shares

The following discussion summarizes all the federal income tax considerations anticipated to be material to a holder of Common Shares. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

The specific tax attributes of a particular shareholder could have a material impact on the tax considerations associated with the purchase, ownership and disposition of common shares. Therefore, it is essential that each prospective shareholder consult with his or her own tax advisors with regard to the application of the federal income tax laws to the shareholder’s personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, IN LIGHT OF HIS OR HER SPECIFIC OR UNIQUE CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as set forth in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Our Taxation

We elected REIT status beginning with the year that ended December 31, 1992. In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on the portion of our REIT taxable income or capital gain that we distribute to our shareholders. This treatment substantially eliminates the double taxation that applies to most corporations, which pay a tax on their income and then distribute dividends to shareholders who are in turn taxed on the amount they receive. We elected taxable REIT subsidiary status for certain of our corporate subsidiaries, primarily those engaged in condominium conversion and sale activities. We will be subject to federal income taxes for activities performed by our taxable REIT subsidiaries.

We will be subject to federal income tax at regular corporate rates upon our REIT taxable income or capital gain that we do not distribute to our shareholders. In addition, we will be subject to a 4% excise tax if we do not satisfy specific REIT distribution requirements. We could also be subject to the “alternative minimum tax” on our items of tax preference. In addition, any net income from “prohibited transactions” (i.e., dispositions of property, other than property held by a taxable REIT subsidiary, held primarily for sale to customers in the ordinary course of business) will be subject to a 100% tax. We could also be subject to a 100% penalty tax on certain payments received from or on certain expenses deducted by a taxable REIT subsidiary if any such transaction is not respected by the Internal Revenue Service. If we fail to satisfy the 75% gross income test or the 95% gross income test (described below) but have maintained our qualification as a REIT because we satisfied certain other requirements, we will still generally be subject to a 100% penalty tax on the amount by which we fail such gross income test. If we fail to satisfy any of the REIT asset tests (described below) by more than a de minimis amount, due to reasonable cause, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets. If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure. Moreover, we may be subject to taxes in certain situations and on certain transactions that we do not presently contemplate.

Our qualification and taxation as a REIT depend upon our ability to satisfy on a continuing basis, through actual annual operating and other results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of our gross income, the composition of our assets, the level of our dividends to shareholders, and the diversity of our share ownership. We believe that we have qualified as a REIT for each of our taxable years commencing with our taxable year ended December 31, 1992, and that our current structure and method of operation is such that we will continue to qualify as a REIT.

DLA Piper LLP (US), special tax counsel to us, has provided an opinion to the effect that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for its taxable years ended December 31, 1992 through December 31, 2007, and that our current organization and method of operation should enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2008 and thereafter. It must be emphasized that this opinion is based on various assumptions and factual representations made by us and the Operating Partnership relating to our organization, prior and expected operations, the Operating Partnership, and all of the various partnerships, limited liability companies and corporate entities in which we presently have an ownership interest, or in which we had an ownership interest in the past. DLA Piper LLP (US) will not review our compliance with these requirements on a continuing basis. No assurance can be given that the actual results of our operations, the Operating Partnership, and the subsidiary entities, the sources of their gross income, the composition of their assets, the level of our dividends to shareholders and the diversity of our share ownership for any given taxable year will satisfy the requirements under the Internal Revenue Code for qualification and taxation as a REIT.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions described herein do not apply, we will be subject to tax on our taxable income at regular corporate rates. We also may be subject to the corporate “alternative minimum tax.” As a result, our failure to qualify as a REIT would significantly reduce the cash we have available to distribute to our shareholders. Unless entitled to statutory relief, we would be disqualified as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to statutory relief.

Our qualification and taxation as a REIT depend on our ability to satisfy various requirements under the Internal Revenue Code. We are required to satisfy these requirements on a continuing basis through actual annual operating and other results. Accordingly, there can be no assurance that we will be able to continue to operate in a manner so as to remain qualified as a REIT.

Ownership of Taxable REIT Subsidiaries by Us. The Internal Revenue Code provides that REITs may own greater than ten percent of the voting power and value of the securities of “taxable REIT subsidiaries” or “TRSs”, which are corporations subject to tax as a regular “C” corporation that have elected, jointly with a REIT, to be a TRS. Generally, a taxable REIT subsidiary may own assets that cannot otherwise be owned by a REIT and can perform impermissible tenant services (discussed below), which would otherwise taint our rental income under the REIT income tests. However, the REIT will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by our TRSs if the economic arrangements between us, our tenants and the TRS are not comparable to similar arrangements among unrelated parties. A TRS may also receive income from prohibited transactions without incurring the 100% federal income tax liability imposed to REITs. Income from prohibited transactions may include the purchase and sale of land, the purchase and sale of completed development properties and the sale of condominium units.

TRSs pay federal and state income tax at the full applicable corporate rates. The amount of taxes paid on impermissible tenant services income and the sale of real estate held primarily for sale to customers in the ordinary course of business may be material in amount. The TRSs will attempt to minimize the amount of these taxes, but we cannot guarantee whether, or the extent to which, measures taken to minimize these taxes will be successful. To the extent that these companies are required to pay taxes, less cash may be available for distributions to shareholders.

Share Ownership Test and Organizational Requirement. In order to qualify as a REIT, our shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year of less than 12 months. Also, not more than 50% in value of our shares of beneficial interest may be owned directly or indirectly by applying certain constructive ownership rules, by five or fewer individuals during the last half of each taxable year. In addition, we must meet certain other organizational requirements, including, but not limited to, that (i) the beneficial ownership in us is evidenced by transferable shares and (ii) we are managed by one or more trustees. We believe that we have satisfied all of these tests and all other organizational requirements and that we will continue to do so in the future. In order to ensure compliance with the 100 person test and the 50% share ownership test discussed above, we have placed certain restrictions on the transfer of our shares that are intended to prevent further concentration of share ownership. However, such restrictions may not prevent us from failing these requirements, and thereby failing to qualify as a REIT.

Gross Income Tests. To qualify as a REIT, we must satisfy two gross income tests:

(1)	At least 75% of our gross income for each taxable year must be derived directly or indirectly from rents from real property, investments in real estate and/or real estate mortgages, dividends paid by another REIT and from some types of temporary investments (excluding certain hedging income for hedges entered into after July 30, 2008); and

(2)	At least 95% of our gross income for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, non-real estate mortgage interest and gain from the sale or disposition of stock or securities (excluding certain hedging income for hedges entered into after July 30, 2008).

To qualify as rents from real property for the purpose of satisfying the gross income tests, rental payments must generally be received from unrelated persons and not be based on the net income of the resident. Also, the rent attributable to personal property must not exceed 15% of the total rent. We may generally provide services to residents without “tainting” our rental income only if such services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “impermissible services”. If such services are impermissible, then we may generally provide them without deriving non-qualified income only if they are considered de minimis in amount, or are provided through an independent contractor from whom we derive no revenue and that meets other requirements, or through a taxable REIT subsidiary.

We believe that the services provided to residents by us either are usually or customarily rendered in connection with the rental of real property and not otherwise considered impermissible, or, if considered impermissible services, will meet the de minimis test or will be provided by an independent contractor or taxable REIT subsidiary. However, we cannot provide any assurance that the Internal Revenue Service will agree with these positions.

If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. In this case, a penalty tax would still be applicable as discussed above. Generally, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions and in the event these relief provisions do not apply, we will not qualify as a REIT.

Asset Tests. In general, at the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1)	At least 75% of the value of our total assets must be represented by real estate assets (which include for this purpose shares in other real estate investment trusts) and certain cash related items;

(2)	Not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;

(3)	Except for equity investments in other REITs, qualified REIT subsidiaries (i.e., corporations owned 100% by a REIT that are not TRSs or REITs), or taxable REIT subsidiaries: (a) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and (b) we may not own more than 10% of the value of or the voting securities of any one issuer; and

(4)	Not more than 20% (25% for taxable years beginning after December 31, 2008) of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

The 10% value test described in clause (3)(b) above does not apply to certain debt securities that fall within a safe harbor under the Internal Revenue Code. Under the safe harbor, the following are not considered “securities” held by us for purposes of this 10% value test: (i) straight debt securities, (ii) any loan of an individual or an estate, (iii) certain rental agreements for the use of tangible property, (iv) any obligation to pay rents from real property, (v) any security issued by a state or any political subdivision thereof, foreign government or Puerto Rico only if the determination of any payment under such security is not based on the profits of another entity or payments on any obligation issued by such other entity, or (vi) any security issued by a REIT. The timing and payment of interest or principal on a security qualifying as straight debt may be subject to a contingency provided that (A) such contingency does not change the effective yield to maturity, not considering a de minimis change which does not exceed the greater of  1/4 of 1% or 5% of the annual yield to maturity or we own $1,000,000 or less of the aggregate issue price or value of the particular issuer’s debt and not more than 12 months of unaccrued interest can be required to be prepaid or (B) the contingency is consistent with commercial practice and the contingency is effective upon a default or the exercise of a prepayment right by the issuer of the debt. If we hold indebtedness from any issuer, including a REIT, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying real estate asset or otherwise satisfies the above safe harbor. We currently own equity interests in certain entities that have elected to be taxed as REITs for federal income tax purposes and are not publicly traded. If any such entity were to fail to qualify as a REIT, we would not meet the 10% voting stock limitation and the 10% value limitation and we would fail to qualify as a REIT. We believe that we and each of the REITs we own an interest in have and will comply with the foregoing asset tests for REIT qualification. However, we cannot provide any assurance that the Internal Revenue Service will agree with our determinations.

If we fail to satisfy the 5% or 10% asset tests described above after a 30-day cure period provided in the Internal Revenue Code, we will be deemed to have met such tests if the value of our non-qualifying assets is de minimis (i.e., does not exceed the lesser of 1% of the total value of our assets at the end of the applicable quarter or $10,000,000) and we dispose of the non-qualifying assets within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by disposing of sufficient assets to meet the asset test within such six month period, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets and disclosing certain information to the Internal Revenue Service. If we cannot avail ourselves of these relief provisions, or if we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Annual Distribution Requirements. To qualify as a REIT, we are generally required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to 90% of our REIT taxable income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made. We intend to make timely distributions sufficient to satisfy our annual distribution requirements. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we are subject to tax on these amounts at regular corporate rates. We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year; (2) 95% of our REIT capital gain net income for the year; and (3) any undistributed taxable income from prior taxable years. A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Ownership of Partnership Interests By Us. As a result of our ownership of the Operating Partnership, we will be considered to own and derive our proportionate share of the assets and items of income of the Operating Partnership, respectively, for purposes of the REIT asset and income tests, including its share of assets and items of income of any subsidiaries that are partnerships or limited liability companies.

State and Local Taxes. We may be subject to state or local taxation in various jurisdictions, including those in which we transact business or reside. Our state and local tax treatment may not conform to the federal income tax treatment discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common shares.

Taxation of Domestic Shareholders Subject to United States Tax

General. If we qualify as a REIT, distributions made to our taxable domestic shareholders with respect to their common shares, other than capital gain distributions and distributions attributable to taxable REIT subsidiaries, will be treated as ordinary income to the extent that the distributions come out of earnings and profits. These distributions will not be eligible for the dividends received deduction for shareholders that are corporations nor will they constitute “qualified dividend income” under the Internal Revenue Code, meaning that such dividends will be taxed at marginal rates applicable to ordinary income rather than the special capital gain rates applicable to qualified dividend income distributed to shareholders who satisfy applicable holding period requirements. In determining whether distributions are out of earnings and profits, we will allocate our earnings and profits first to preferred shares and second to the common shares. The portion of ordinary dividends which represent ordinary dividends we receive from a TRS, will be designated as “qualified dividend income” to REIT shareholders and are eligible for preferential tax rates if paid to our non-corporate shareholders.

To the extent we make distributions to our taxable domestic shareholders in excess of our earnings and profits, such distributions will be considered a return of capital. Such distributions will be treated as a tax-free distribution and will reduce the tax basis of a shareholder’s common shares by the amount of the distribution so treated. To the extent such distributions cumulatively exceed a taxable domestic shareholder’s tax basis, such distributions are taxable as a gain from the sale of shares. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses.

Dividends declared by a REIT in October, November, or December are deemed to have been paid by the REIT and received by its shareholders on December 31 of that year, so long as the dividends are actually paid during January of the following year. However, this treatment only applies to the extent of the REIT’s earnings and profits existing on December 31. To the extent the shareholder distribution paid in January exceeds available earnings and profits as of December 31, the excess is treated as a distribution taxable to shareholders in the year paid. As such, for tax reporting purposes, January distributions paid to our shareholders may be split between two tax years.

Distributions made by us that we properly designate as capital gain dividends will be taxable to taxable domestic shareholders as gain from the sale or exchange of a capital asset held for more than one year. This treatment applies only to the extent that the designated distributions do not exceed our actual net capital gain for the taxable year. It applies regardless of the period for which a domestic shareholder has held his or her common shares. Despite this general rule, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Generally, we will classify a portion of our designated capital gain dividends as a 15% rate gain distribution and the remaining portion as an unrecaptured Section 1250 gain distribution. A 15% rate gain distribution would be taxable to taxable domestic shareholders that are individuals, estates or trusts at a maximum rate of 15%. An unrecaptured Section 1250 gain distribution would be taxable to taxable domestic shareholders that are individuals, estates or trusts at a maximum rate of 25%.

If, for any taxable year, we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to holders of all classes of shares of beneficial interest, then the portion of the capital gains dividends that will be allocable to the holders of common shares will be the total capital gain dividends multiplied by a fraction. The numerator of the fraction will be the total dividends paid or made available to the holders of the common shares for the year. The denominator of the fraction will be the total dividends paid or made available to holders of all classes of shares of beneficial interest.

We may elect to retain (rather than distribute as is generally required) net capital gain for a taxable year and pay the income tax on that gain. If we make this election, shareholders must include in income, as long-term capital gain, their proportionate share of the undistributed net capital gain. Shareholders will be treated as having paid their proportionate share of the tax paid by us on these gains. Accordingly, they will receive a tax credit or refund for the amount. Shareholders will increase the basis in their common shares by the difference between the amount of capital gain included in their income and the amount of the tax they are treated as having paid. Our earnings and profits will be adjusted appropriately.

In general, a shareholder will recognize gain or loss for federal income tax purposes on the sale or other disposition of common shares in an amount equal to the difference between:

(a)	the amount of cash and the fair market value of any property received in the sale or other disposition; and

(b)	the shareholder’s adjusted tax basis in the common shares.

The gain or loss will be capital gain or loss if the common shares were held as a capital asset. Generally, the capital gain or loss will be long-term capital gain or loss if the common shares were held for more than one year.

In general, a loss recognized by a shareholder upon the sale of common shares that were held for six months or less, determined after applying certain holding period rules, will be treated as long-term capital loss to the extent that the shareholder received distributions that were treated as long-term capital gains.

Taxation of Domestic Tax-Exempt Shareholders

Most tax-exempt organizations are not subject to federal income tax except to the extent of their unrelated business taxable income, which is often referred to as “UBTI.” Unless a tax-exempt shareholder holds its common shares as debt financed property or uses the common shares in an unrelated trade or business, distributions to the shareholder should not constitute UBTI. Similarly, if a tax-exempt shareholder sells common shares, the income from the sale should not constitute UBTI unless the shareholder held the shares as debt financed property or used the shares in a trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, income from owning or selling common shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve so as to offset the income generated by its investment in common shares. These shareholders should consult their own tax advisors concerning these set aside and reserve requirements which are set forth in the Internal Revenue Code.

In addition, certain pension trusts that own more than 10% of a “pension-held REIT” must report a portion of the distributions that they receive from the REIT as UBTI. We have not been and do not expect to be treated as a pension-held REIT for purposes of this rule.

Taxation of Foreign Shareholders

The following is a discussion of certain anticipated United States federal income tax consequences of the ownership and disposition of common shares applicable to a foreign shareholder. For purposes of this discussion, a “foreign shareholder” is any person other than:

(a)	a citizen or resident of the United States;

(b)	a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof; or

(c)	an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source.

Distributions by Us. Distributions by us to a foreign shareholder that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our earnings and profits. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate, or a lower treaty rate, unless the dividends are treated as effectively connected with the conduct by the foreign shareholder of a United States trade or business. Please note that under certain treaties lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a United States trade or business will be subject to tax on a net basis at graduated rates, and are generally not subject to withholding. Certification and disclosure requirements must be satisfied before a dividend is exempt from withholding under this exemption. A foreign shareholder that is a corporation also may be subject to an additional branch profits tax at a 30% rate or a lower treaty rate.

We expect to withhold United States income tax at the rate of 30% on any distributions made to a foreign shareholder unless:

(a)	a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with us; or

(b)	the foreign shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A distribution in excess of our current or accumulated earnings and profits will not be taxable to a foreign shareholder to the extent that the distribution does not exceed the adjusted basis of the shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of the common shares. To the extent that the distribution exceeds the adjusted basis of the common shares, it will give rise to gain from the sale or exchange of the shareholder’s common shares. The tax treatment of this gain is described below.

We intend to withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution not designated as a capital gain distribution. In such event, a foreign shareholder may seek a refund of the withheld amount from the Internal Revenue Service if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits, and the amount withheld exceeded the foreign shareholder’s United States tax liability with respect to the distribution.

Any capital gain dividend with respect to any class of our stock which is “regularly traded” on an established securities market, will be treated as an ordinary dividend described above, if the foreign shareholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of the distribution. Foreign shareholders generally will not be required to report distributions received from us on United States federal income tax returns and all distributions treated as dividends for United States federal income tax purposes, including any capital gain dividends, will be subject to a 30% United States withholding tax (unless reduced or eliminated under an applicable income tax treaty), as described above. In addition, the branch profits tax will no longer apply to such distributions.

Distributions to a foreign shareholder that we designate at the time of the distributions as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally will not be subject to United States federal income taxation unless:

(a)	the investment in the common shares is effectively connected with the foreign shareholder’s United States trade or business, in which case the foreign shareholder will be subject to the same treatment as domestic shareholders, except that a shareholder that is a foreign corporation may also be subject to the branch profits tax, as discussed above; or

(b)	the foreign shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Except as described above, under FIRPTA, distributions to a foreign shareholder that are attributable to gain from sales or exchanges of United States real property interests will cause the foreign shareholder to be treated as recognizing the gain as income effectively connected with a United States trade or business. This rule applies whether or not a distribution is designated as a capital gain dividend. Accordingly, foreign shareholders generally would be taxed on these distributions at the same rates applicable to United States shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. In addition, a foreign corporate shareholder might be subject to the branch profits tax discussed above. We are required to withhold 35% of these distributions. The withheld amount can be credited against the foreign shareholder’s United States federal income tax liability.

Although the law is not entirely clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common shares held by United States shareholders would be treated with respect to foreign shareholders in the same manner as actual distributions of capital gain dividends. Under that approach, foreign shareholders would be able to offset as a credit against the United States federal income tax liability their proportionate share of the tax paid by us on these undistributed capital gains. In addition, foreign shareholders would be able to receive from the Internal Revenue Service a refund to the extent their proportionate share of the tax paid by us were to exceed their actual United States federal income tax liability.

Foreign Shareholders’ Sales of Common Shares. Gain recognized by a foreign shareholder upon the sale or exchange of common shares generally will not be subject to United States taxation unless the shares constitute a “United States real property interest” within the meaning of FIRPTA. The common shares will not constitute a United States real property interest so long as we are a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign shareholders. We believe that we are a domestically controlled REIT. Therefore, we believe that the sale of common shares will not be subject to taxation under FIRPTA. However, because common shares and preferred shares are publicly traded, we cannot guarantee that we will continue to be a domestically controlled REIT. In any event, gain from the sale or exchange of common shares not otherwise subject to FIRPTA will be subject to United States tax, if either:

(a)	the investment in the common shares is effectively connected with the foreign shareholder’s United States trade or business, in which case the foreign shareholder will be subject to the same treatment as domestic shareholders with respect to the gain; or

(b)	the foreign shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Even if we do not qualify as or cease to be a domestically controlled REIT, gain arising from the sale or exchange by a foreign shareholder of common shares still would not be subject to United States taxation under FIRPTA as a sale of a United States real property interest if:

(a)	the class or series of shares being sold is “regularly traded,” as defined by applicable IRS regulations, on an established securities market such as the NYSE; and

(b)	the selling foreign shareholder owned 5% or less of the value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of common shares were subject to taxation under FIRPTA, the foreign shareholder would be subject to regular United States income tax with respect to the gain in the same manner as a taxable United States shareholder, subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the branch profits tax in the case of foreign corporations. The purchaser of the common shares would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

Information Reporting Requirement and Backup Withholding

We will report to our domestic shareholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, domestic shareholders may be subject to backup withholding. Backup withholding will apply only if such domestic shareholder fails to furnish certain information to us or the Internal Revenue Service. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Domestic shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a domestic shareholder will be allowed as a credit against such person’s United States federal income tax liability and may entitle such person to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases Common Shares in open market transactions, the Common Shares acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Common Shares trade or in privately negotiated transactions. The Common Shares are currently listed on the NYSE. Under certain circumstances, it is expected that a portion of the Common Shares available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for Common Shares acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any underwriter involved in the offer and sale of the Common Shares will be named in the applicable prospectus supplement. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Common Shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Subject to the availability of Common Shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

Except with respect to open market purchases of Common Shares relating to reinvested distributions, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Shares under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Shares held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

Common Shares may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS

Our consolidated financial statements and schedule appearing in our Current Report on Form 8-K dated December 15, 2008, the effectiveness of internal control over financial reporting as of December 31, 2007 included in our Form 10-K for the year ended December 31, 2007, and the Statements of Revenue and Certain Expenses of the Florida Portfolio, Berkeley Portfolio, Teresina at Lomas Verdes, Upper West Side Portfolio and Greenwood Properties included in our Current Report on Form 8-K dated January 4, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule, the effectiveness of our internal control over financial reporting and the statements of revenue and certain expenses are incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise noted in a prospectus supplement, Sidley Austin LLP, Chicago, Illinois, will pass on the legality of the securities to be offered hereby. Certain tax matters have been passed upon for us by DLA Piper LLP (US), Chicago, Illinois, our special tax counsel.

SCHEDULE A

EQUITY RESIDENTIAL OPTIONAL CASH PURCHASE PLAN KEY DATES – 2009 to 2011

Discount Date	Optional Cash Due Date	Pricing Period Commencement Date	Pricing Period Conclusion Date
January 2, 2009	January 5, 2009	January 6, 2009	January 20, 2009
February 2, 2009	February 3, 2009	February 4, 2009	February 18, 2009
March 2, 2009	March 3, 2009	March 4, 2009	March 17, 2009
April 1, 2009	April 2, 2009	April 3, 2009	April 17, 2009
May 1, 2009	May 4, 2009	May 5, 2009	May 18, 2009
June 1, 2009	June 2, 2009	June 3, 2009	June 16, 2009
July 1, 2009	July 2, 2009	July 6, 2009	July 17, 2009
August 3, 2009	August 4, 2009	August 5, 2009	August 18, 2009
September 1, 2009	September 2, 2009	September 3, 2009	September 17, 2009
October 1, 2009	October 2, 2009	October 5, 2009	October 16, 2009
November 2, 2009	November 3, 2009	November 4, 2009	November 17, 2009
December 1, 2009	December 2, 2009	December 3, 2009	December 16, 2009
January 4, 2010	January 5, 2010	January 6, 2010	January 20, 2010
February 1, 2010	February 2, 2010	February 3, 2010	February 17, 2010
March 1, 2010	March 2, 2010	March 3, 2010	March 16, 2010
April 1, 2010	April 5, 2010	April 6, 2010	April 19, 2010
May 3, 2010	May 4, 2010	May 5, 2010	May 18, 2010
June 1, 2010	June 2, 2010	June 3, 2010	June 16, 2010
July 1, 2010	July 5, 2010	July 6, 2010	July 19, 2010
August 2, 2010	August 3, 2010	August 4, 2010	August 17, 2010
September 1, 2010	September 2, 2010	September 3, 2010	September 17, 2010
October 1, 2010	October 4, 2010	October 5, 2010	October 18, 2010
November 1, 2010	November 2, 2010	November 3, 2010	November 16, 2010
December 1, 2010	December 2, 2010	December 3, 2010	December 16, 2010
January 3, 2011	January 4, 2011	January 5, 2011	January 19, 2011
February 1, 2011	February 2, 2011	February 3, 2011	February 16, 2011
March 1, 2011	March 2, 2011	March 3, 2011	March 16, 2011
April 1, 2011	April 4, 2011	April 5, 2011	April 18, 2011
May 2, 2011	May 3, 2011	May 4, 2011	May 17, 2011
June 1, 2011	June 2, 2011	June 3, 2011	June 16, 2011
July 1, 2011	July 5, 2011	July 6, 2011	July 19, 2011
August 1, 2011	August 2, 2011	August 3, 2011	August 16, 2011
September 1, 2011	September 2, 2011	September 6, 2011	September 19, 2011
October 3, 2011	October 4, 2011	October 5, 2011	October 18, 2011
November 1, 2011	November 2, 2011	November 3, 2011	November 16, 2011
December 1, 2011	December 2, 2011	December 5, 2011	December 16, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered hereby:

Registration Fee	$5,695
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Printing and Duplicating Expenses	5,000
Miscellaneous	5,000

Total	$75,695

Item 15.	INDEMNIFICATION OF TRUSTEES AND OFFICERS

Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. Our Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. As permitted by the MGCL, Equity Residential’s bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Equity Residential’s express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at Equity Residential’s express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, Equity Residential’s bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Equity Residential’s express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, Equity Residential shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by Equity Residential as authorized or required by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Equity Residential if it shall ultimately be determined that the applicable standard of conduct was not met. Equity Residential’s bylaws also (x) permit Equity Residential to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of Equity Residential or to any employee or agent of Equity Residential or a predecessor of Equity Residential, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit Equity Residential to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

Equity Residential has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that Equity Residential indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Equity Residential must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under Equity Residential’s trustees and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of Equity Residential pursuant to the foregoing provisions or otherwise, Equity Residential has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

The partnership agreements of the Operating Partnership and its management subsidiaries also provide for indemnification of Equity Residential and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Equity Residential in our Declaration of Trust, and limit the liability of Equity Residential and its officers and trustees to the Operating Partnership and its management subsidiaries and their respective partners to the same extent that the liability of the officers and trustees of Equity Residential to Equity Residential and its shareholders is limited under its Declaration of Trust.

Item 16.	EXHIBITS

4.1	—	Articles of Restatement of Declaration of Trust of Equity Residential dated December 9, 2004 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

4.2	—	Sixth Amended and Restated Bylaws of Equity Residential, as adopted on September 10, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 10, 2008 and filed on September 16, 2008)

5	—	Opinion of Sidley Austin LLP regarding legality

8	—	Opinion of DLA Piper LLP (US) regarding certain tax matters

23.1	—	Consent of Ernst & Young LLP

23.2	—	Consent of Sidley Austin LLP (included in Exhibit 5)

23.3	—	Consent of DLA Piper LLP (US) (included in Exhibit 8)

24	—	Power of Attorney (included on the signature page to the Registration Statement)

Item 17.	UNDERTAKINGS

a)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that (A) subparagraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

b)	For the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

c)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 16, 2008.

EQUITY RESIDENTIAL

By:	/s/ DAVID J. NEITHERCUT
David J. Neithercut, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints David J. Neithercut, Mark J. Parrell and Ian S. Kaufman, or any of them, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ DAVID J. NEITHERCUT David J. Neithercut	President, Chief Executive Officer and Trustee	December 16, 2008

/s/ MARK J. PARRELL Mark J. Parrell	Executive Vice President and Chief Financial Officer	December 16, 2008

/s/ IAN S. KAUFMAN Ian S. Kaufman	First Vice President and Chief Accounting Officer	December 16, 2008

/s/ JOHN W. ALEXANDER John W. Alexander	Trustee	December 16, 2008

/s/ CHARLES L. ATWOOD Charles L. Atwood	Trustee	December 16, 2008

/s/ STEPHEN O. EVANS Stephen O. Evans	Trustee	December 16, 2008

/s/ BOONE A. KNOX Boone A. Knox	Trustee	December 16, 2008

/s/ JOHN E. NEAL John E. Neal	Trustee	December 16, 2008

/s/ DESIREE G. ROGERS Desiree G. Rogers	Trustee	December 16, 2008

/s/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Trustee	December 16, 2008

/s/ B. JOSEPH WHITE B. Joseph White	Trustee	December 16, 2008

/s/ GERALD A. SPECTOR Gerald A. Spector	Vice Chairman of the Board of Trustees	December 16, 2008

/s/ SAMUEL ZELL Samuel Zell	Chairman of the Board of Trustees	December 16, 2008